Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-228608, 333-159737, 333- 156144, 333-153080, 333-118269, 333-118245, 333-88076, 333-53715, 333-87775, 333-87803, 333-188447, 333-110243, and 333-49106 on Forms S-8 and Registration Statement No. 333-161050 and 333- 73157 on Form S-3 of our reports dated February 18, 2021, relating to the consolidated financial statements of Louisiana-Pacific Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Louisiana-Pacific Corporation for the year ended December 31, 2020.
/s/ Deloitte & Touche LLP
Nashville, Tennessee
February 18, 2021